EXHIBIT 23




                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation of our report dated January 29, 2002, on the consolidated balance sheets of Argonaut Group, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001, incorporated by reference in this Form 10-K into Argonaut Group, Inc.'s previously filed Form S-8 Registration Statement File Nos. 333-43230 and 333-43228. It should be noted that we have not audited any consolidated financial statements of the Company subsequent to December 31, 2001 or performed any audit procedures subsequent to the date of our report.



                                                             ARTHUR ANDERSEN LLP


San Francisco, California
March 25, 2002